PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 30, 1996)

                                   $75,000,000
                          [LOGO] CAMDEN PROPERTY TRUST
                         7% NOTES DUE NOVEMBER 15, 2006

                            ------------------------

     The 7% Notes due November 15, 2006 (the "Notes") offered hereby are being offered by Camden Property Trust, a Texas real estate investment trust (together with its subsidiaries, the "Company"). Interest on the Notes will be payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 1997. The Notes will mature on November 15, 2006, and are redeemable at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in "Description of Notes -- Optional Redemption"), if any. The Notes are not subject to any mandatory sinking fund. See "Description of Notes."

     The Notes will be represented by a single fully-registered note in book-entry form (a "Global Security") registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Security will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes -- Book-Entry System." Settlement of the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
              SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
         ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

================================================================================
                           PRICE TO           UNDERWRITING       PROCEEDS TO
                          PUBLIC(1)           DISCOUNT(2)       COMPANY(1)(3)
--------------------------------------------------------------------------------
Per Note.........          98.887%                .7%              98.187%
--------------------------------------------------------------------------------
Total............        $74,165,250            $525,000         $73,640,250
================================================================================

(1)  Plus accrued interest, if any, from November 19, 1996.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)  Before deducting expenses payable by the Company, estimated at $120,000.

                            ------------------------

     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes offered hereby will be made in book-entry form through the facilities of DTC in New York, New York on or about November 19, 1996.
                            ------------------------

MERRILL LYNCH & CO.
                           J.P. MORGAN & CO.
                                               NATIONSBANC CAPITAL MARKETS, INC.

                            ------------------------

          The date of this Prospectus Supplement is November 14, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

          THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN OR THEREIN BY REFERENCE.

                                   THE COMPANY

          Camden Property Trust (together with its subsidiaries, the "Company") is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the acquisition, renovation, construction, development and management of multifamily properties. As of September 30, 1996, the Company owned and operated 49 multifamily properties located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson (the "Operating Properties") containing 17,855 apartment units. The Operating Properties had a weighted average occupancy rate of 94.5% for the quarter ended September 30, 1996. The Company also owns four properties that it is developing (the "Development Properties") in Houston, Dallas and Phoenix, which will, when completed, add 1,510 units to its portfolio, and intends to begin construction in the future on two properties (the "Future Development Properties" and, collectively with the Operating Properties and the Development Properties, the "Properties"), which the Company anticipates will, when completed, add 448 units.

          The Company's predecessor was Centeq Investments, Inc. The predecessors to Centeq Investments, Inc. and its related affiliates, partnerships and companies (collectively, "Centeq"), were formed in 1982 by Richard J. Campo, the Company's Chairman of the Board and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer. Centeq was involved in the acquisition or development, management and marketing of 28 multifamily properties containing 8,564 units prior to the Company's initial public offering in July 1993. The Company's senior management began their association over ten years ago with Centeq, and have an average of over eighteen years of real estate experience.

                                  THE OFFERING

SECURITIES OFFERED..................  $75,000,000 aggregate principal amount of
                                      7% Notes due November 15, 2006.

MATURITY............................  November 15, 2006

INTEREST PAYMENT DATES..............  Semi-annually on May 15 and November 15, commencing May 15, 1997, and at maturity.


RANKING.............................  The Notes will be senior unsecured obligations of the Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any subsidiary of the Company. See "Capitalization."

OPTIONAL REDEMPTION.................  The Notes will be redeemable at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as herein defined), if any. See "Description of the
                                      Notes--Optional Redemption."

USE OF PROCEEDS.....................  The net proceeds to the Company of approximately $73.5 million from the sale of the Notes will be used to reduce indebtedness outstanding under the Company's $150 million unsecured revolving credit facility (the "Unsecured Credit Facility") and to repay the Company's only secured construction loan. See "Use of Proceeds."

LIMITATIONS ON INCURRENCE
OF DEBT.............................  The Notes will contain various covenants including the following:

                                     o   Neither the Company nor any Subsidiary
                                         (as herein defined) may incur any Debt
                                         (as herein defined) if, after giving
                                         effect thereto, the aggregate principal
                                         amount of all outstanding Debt of the
                                         Company and its Subsidiaries on a
                                         consolidated basis is greater than 60%
                                         of the sum of (i) the Total Assets (as
                                         herein defined) of the Company and its
                                         Subsidiaries as of the end of the most
                                         recent calendar quarter and (ii) the
                                         purchase price of any real estate
                                         assets or mortgages receivable
                                         acquired, and the amount of any
                                         securities offering proceeds received
                                         (to the extent that such proceeds were
                                         not used to acquire real estate assets
                                         or mortgages receivable or used
                                         to reduce Debt), by the Company or any
                                         Subsidiary since the end of such
                                         calendar quarter, including those
                                         proceeds obtained in connection with
                                         the Incurrence of such additional Debt.

                                     o   Neither the Company nor any Subsidiary
                                         may incur any Debt secured by any
                                         mortgage or other lien upon any
                                         property of the Company or any
                                         Subsidiary if, after giving effect
                                         thereto, the aggregate principal amount
                                         of all outstanding Debt of the Company
                                         and its Subsidiaries on a consolidated
                                         basis which is secured by any mortgage
                                         or other lien on any property of the
                                         Company or any Subsidiary is greater
                                         than 40% of the sum of (i) the Total
                                         Assets of the Company and its
                                         Subsidiaries as of the end of the most
                                         recent calendar quarter and (ii) the
                                         purchase price of any real estate
                                         assets or mortgages receivable
                                         acquired, and the amount of any
                                         securities offering proceeds received
                                         (to the extent that such proceeds were
                                         not used to acquire real estate assets
                                         or mortgages receivable or used to
                                         reduce Debt), by the Company or any
                                         Subsidiary since the end of such
                                         calendar quarter, including those
                                         proceeds obtained in connection with
                                         the Incurrence of such additional Debt.

                                      o  The Company and its Subsidiaries may
                                         not at any time own Total Unencumbered
                                         Assets (as herein defined) equal to
                                         less than 150% of the aggregate
                                         outstanding principal amount of the
                                         Unsecured Debt (as herein defined) of
                                         the Company and its Subsidiaries on a
                                         consolidated basis.

                                      o  Neither the Company nor any Subsidiary
                                         may incur any Debt, if, after giving
                                         effect thereto, the ratio of
                                         Consolidated Income Available for Debt
                                         Service (as herein defined) to the
                                         Annual Service Charge (as herein
                                         defined) for the four consecutive
                                         fiscal quarters most recently ended
                                         prior to the date on which such
                                         additional Debt is to be incurred shall
                                         have been less than 1.5:1 on a pro
                                         forma basis after giving effect to
                                         certain assumptions.

                                      For a more complete description of the
                                      terms and definitions used in the
                                      foregoing summary of limitations on
                                      Incurrence of debt, see "Description of
                                      Notes--Certain Covenants."

                                   THE COMPANY

         THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

GENERAL

         Camden Property Trust is a self-administered and self-managed REIT. The Company was formed in 1993 to continue the multifamily property acquisition, development, management and marketing operations and related business objectives and strategies of Centeq. Centeq was formed in 1982 by Richard J. Campo, the Company's Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer.

         As of September 30, 1996, the Company owned and operated 49 Operating Properties located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties contained 17,855 units and had a weighted average occupancy rate of 94.5% for the quarter ended September 30, 1996. The Company also owns four Development Properties, which will, when completed, add 1,510 units to its portfolio, and intends to begin construction in the future on two Future Development Properties, which the Company anticipates will, when completed, add 448 units to its portfolio.

         At September 30, 1996, the Company employed 626 persons, approximately 65 of whom were located at the Company's headquarters and 561 of whom were "on-site" or in regional operating offices. The Company's senior management has an average of over eighteen years of experience in real estate management, acquisitions, dispositions, development and finance. Three of the Company's executive officers, Messrs. Campo, Oden and Stewart, began their association in 1982 or earlier through Centeq. The Trust Managers have been involved with the Company's senior management as investors and advisors since 1989 or earlier. The remaining members of the management team have been with the Company and its predecessors for four to six years.

         The Company's headquarters are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is (713) 964-3555. The Company's common shares of beneficial interest, par value $0.01 per share, are listed on the New York Stock Exchange under the symbol "CPT".

THE PROPERTIES

         The Properties typically consist of two and three story buildings in a landscaped setting. The Operating Properties units average 783 square feet of living area and provide residents with a variety of amenities. Most of the Properties have, or are expected to have, one or more swimming pools and a clubhouse and many have whirlpool spas, tennis courts and controlled access gates. Many of the units offer additional features such as fireplaces, vaulted ceilings, microwave ovens, covered parking, icemakers, washers and dryers and ceiling fans.

         For the nine months ended September 30, 1996, no single Operating Property accounted for greater than 5% of the Company's total revenues. The Operating Properties had a weighted average occupancy rate of 94.5% for the quarter ended September 30, 1996. Resident leases are generally for six-month to thirteen-month terms and require security deposits. Forty-three of the Operating Properties have in excess of 200 units, with the largest having 804 units. Nine of the Operating Properties were constructed by the Company or its predecessors and placed in service since 1992. Twenty-five were placed in service between 1982 and 1987, thirteen were placed in service between 1974 and 1981 and one was placed in service in each of 1968 and 1969.

         The Company or its predecessors acquired 40 and developed nine of the Operating Properties. All of the acquired Operating Properties have been renovated by the Company or its predecessors within the past five years or are in the process of renovation. The Company operates under a capital improvements policy designed to maintain the competitive market position of its portfolio and to generate favorable returns.

         The Company's real estate portfolio at December 31, 1995 and September 30, 1996 is summarized as follows:

                                                       DECEMBER 31, 1995                     SEPTEMBER 30, 1996
                                              ----------------------------------    ---------------------------
                                                  UNITS      PROJECTS      %*          UNITS      PROJECTS       %*
                                              ------------ ------------ --------    ----------- ------------ ------
OPERATING PROPERTIES
Texas
  Houston                                         6,598           20       33%         7,231        19          36%
  Dallas                                          6,065           17       30          6,045        16          31
  Austin                                          1,745            6        9          1,745         6           9
  Other                                           1,513            5        8          1,585         5           8
                                                 ------         ----     ----         ------      ----        ----
  Total Texas Properties                         15,921           48       79         16,606        46          84

Arizona                                             821            2        4          1,249         3           6
                                                -------         ----     ----        -------      ----       -----
  Total Operating Properties                     16,742           50       83         17,855        49          90
                                                 ------         ----     ----         ------      ----       -----

PROJECTS UNDER DEVELOPMENT **
Texas
  Houston                                         1,226            3        6            758         2           4
  Dallas                                            920            2        5            732         2           4
  Other                                             288            1        1              -         -           -
                                                -------          ---      ---        -------      ----       -----
  Total Texas Properties                          2,434            6       12          1,490         4           8

Arizona                                             716            2        4            288         1           1
Colorado                                            216            1        1            180         1           1
                                                 ------         ----    -----         ------      ----       -----
  Total Projects Under Development                3,366            9       17          1,958         6          10
                                                 ------         ----    -----         ------      ----       -----
    Total Projects                               20,108           59      100%        19,813        55         100%
                                                 ======         ====     ====         ======      ====       =====

------------------------------
         *        Based on units.
         ** The totals for projects under development include two projects comprising 448 units on which construction has not commenced.

RECENT DEVELOPMENTS

         Subsequent to September 30, 1996, $8.0 million in principal amount of the Company's 7.33% Convertible Subordinated Debentures were converted into 333,370 common shares. On October 16, 1996, the Company completed the sale of 1,090,000 common shares of beneficial interest at a price of $25 7/8 per share. The net proceeds of $27.6 million were used to retire construction related indebtedness.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Notes are estimated to be approximately $73.5 million. The Company intends to use the net proceeds to retire a $9.4 million secured construction loan (the "Construction Loan") and to reduce indebtedness under the Unsecured Credit Facility. The Unsecured Credit Facility matures in July 1998 and the Construction Loan matures in 1999. Both currently bear interest at LIBOR plus 1.50% (6.9% per annum as of November 12, 1996). The Company will, in the ordinary course of business, borrow under the Unsecured Credit Facility to fund acquisition and development costs and satisfy general working capital requirements, but does not intend to use secured debt for new borrowings in the future. NationsBank of Texas, N.A., an affiliate of NationsBanc Capital Markets, Inc., will receive a portion of the proceeds of the offering to repay outstanding indebtedness of the Company under the Unsecured Credit Facility. See "Underwriting."

                                 CAPITALIZATION

CAPITAL STRUCTURE

         The following table sets forth the capitalization of the Company at September 30, 1996 on a historical basis and as adjusted to reflect the conversion of $8.0 million principal amount of the Company's 7.33% Convertible Subordinated Debentures subsequent to September 30, 1996, the sale by the Company of 1,090,000 common shares on October 16, 1996, the sale by the Company of the Notes offered by this Prospectus Supplement at the face value thereof, and the application of the assumed net proceeds from the offering of the Notes. See "Use of Proceeds."

                                                          September 30, 1996
                                                       -------------------------
                                                         Actual      As Adjusted
                                                        ---------     ---------
                                               (IN THOUSANDS, EXCEPT SHARE DATA)

Notes Payable:
   Unsecured credit facility .......................    $  81,000     $  14,299
   Mortgages and other notes .......................       93,050        58,591
   Senior unsecured notes ..........................       99,609       173,774
                                                        ---------     ---------
         Total notes payable .......................      273,659       246,664

7.33% Convertible Subordinated Debentures ..........       40,763        32,762

Preferred Shares, $0.01 par value; 10,000,000
   authorized; no Preferred Shares issued and
   outstanding .....................................         --            --

Shareholders' Equity:
   Common shares, $0.01 par value; 100,000,000
    authorized; 14,865,927 and 16,308,185 (as
    adjusted) issued and outstanding ...............          149           163
   Additional paid-in capital ......................      307,779       343,147
   Distributions in excess of net income ...........      (45,911)      (45,911)
   Unearned restricted share awards ................       (3,421)       (3,421)
                                                        ---------     ---------
         Total shareholders' equity ................      258,596       293,978
                                                        ---------     ---------
                  Total capitalization .............    $ 573,018     $ 573,404
                                                        =========     =========

                              DESCRIPTION OF NOTES

         THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE "DEBT SECURITIES" SET FORTH UNDER "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS, TO WHICH REFERENCE IS HEREBY MADE.

         The Notes are to be issued under an Indenture dated as of February 15, 1996 and a Supplemental Indenture dated as of February 15, 1996 (collectively, the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A. (the "Trustee"). The Indenture has been filed with the Securities and Exchange Commission (the "Commission") and incorporated by reference herein, and is available for inspection at the corporate trust office of the Trustee at 2001 Ross Avenue, Suite 2700, Dallas, Texas 75201. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Notes. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

         The Notes will be limited to an aggregate principal amount of $75,000,000. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any Subsidiaries (as defined below). Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from the secured or indirectly-held properties.

         As of September 30, 1996, on a pro forma basis after giving effect to the issuance of the Notes offered hereby and the effect of the 1,090,000 common shares offering on October 16, 1996, and the application of the proceeds therefrom, the total outstanding indebtedness of the Company was approximately $246.7 million, of which approximately $58.6 million was secured. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "Certain Covenants--Limitations on Incurrence of Debt."

PRINCIPAL AND INTEREST

         The Notes will bear interest at 7% per annum and will mature on November 15, 2006. The Notes will bear interest from November 19, 1996 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1997, and at maturity (each, an "Interest Payment Date"), to the persons in whose name the applicable Notes are registered in the Security Register on the preceding May 1 or November 1 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, or a day on which banks in the City of New York are required or authorized by law, regulation or executive order to close.

         The principal of and interest on the Notes will be payable at the corporate trust office of U. S. Trust Company of Texas, N.A. (the "Paying Agent") in the City of New York, initially located at 770 Broadway, 13th Floor, New York, New York 10003, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307, 1001 and 1002).

OPTIONAL REDEMPTION

         The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

         If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price. (Section 1106).

         Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed. (Section 1104).

         If less than all the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to the Redemption Date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their Redemption Date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof. (Section 1102 and 1103).

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

         LIMITATIONS ON INCURRENCE OF DEBT. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the Incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the Incurrence of such additional Debt and
(ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the Incurrence of such additional Debt. (Section 1012).

         In addition to the foregoing limitations on the Incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance (as defined below) upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the Incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the Incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the Incurrence of such additional Debt. (Section 1012).

         In addition to the foregoing limitations on the Incurrence of Debt, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Company and its Subsidiaries on a consolidated basis. (Section 1012).

         In addition to the foregoing limitations on the Incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. (Section 1012).

         "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

         "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

         "Debt" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through
(iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock), in each case on or prior to the Stated Maturity of the Notes.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Subsidiary" means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

         "Unsecured Debt" means Debt which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

         See "Description of Debt Securities--Certain Covenants" in the Prospectus for a description of additional covenants applicable to the Company.

CONSOLIDATION, MERGER OR SALE

         The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any) on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture to be performed by the Company; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an Officers' Certificate and legal opinion covering such conditions shall be delivered to the Trustee. (Sections 801, 803).

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to the Notes: (i) default for 30 days in the payment of any installment of interest or Additional Amount payable on any Note when due and payable; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any) any Note when due and payable; (iii) default in the performance, or breach, of any covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities other than the Notes), which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Indenture; (v) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property. (Section 501).

         "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (within the meaning of Regulation S-X, promulgated under the Securities Act) of the Company.

         See "Description of Debt Securities--Events of Default, Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, will apply to the Notes.

BOOK-ENTRY SYSTEM

         The Notes will be issued in the form of single fully registered global security without coupons ("Global Security") which will be deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

         DTC has advised the Company of the following information regarding DTC:
DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that persons having accounts with DTC deposit with DTC (its "Participants"). DTC also facilitates the clearance and settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

         The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in the Notes evidenced by the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

         So long as DTC or its nominee is the registered owner of such Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as described below, owners of beneficial interest in Notes evidenced by a Global Security will not be entitled to have any of the individual Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners of Notes evidenced by a Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practice, if it requests any action of Holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

         Payments of principal of, any premium or Make-Whole Amount, if any, and any interest or Additional Amount on individual Notes represented by a Global Security registered in the name of the holder of the Global Security or its nominee will be made by the Trustee to or at the direction of the holder of the Global Security or its nominee, as the case may be, as the registered owner of the Global Security under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose name Notes, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium or Make-Whole Amount, if any, and interest or Additional Amount). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants. Redemption notices with respect to any Notes will be sent to the holder of the Global Security. If less than all of the Notes of any series are to be redeemed, the Company expects the holder of the Global Security to determine the amount of interest of each Participant in such Notes to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Notes or for maintaining.

         Neither the Company nor the Trustee will be liable for any delay by the holder of a Global Security or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or DTC for all purposes.

         If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Company may at any time and in its sole discretion, subject to certain limitations set forth in the Indenture, determine not to have any of such Notes represented by one or more Global Securities and in such event will issue individual Notes in exchange for the Global Security or Securities representing such Debt Securities. Individual Notes so issued will be issued in denominations of $1,000 and integral multiples thereof.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the Notes will be made by the Underwriters (as defined herein) in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of the material federal income tax considerations to the Company based on current law, is not tax advice and is for general information only. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective holder of Notes in light of its individual investment or tax circumstances; nor does it deal with particular types of holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF NOTES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The Company has elected to be taxed as a REIT under the Code. The Company believes that it has been organized, has operated and will operate in such a manner as to qualify for taxation as a REIT under the Code. No assurance can be given, however, that such requirements will be met in the future.

FEDERAL INCOME TAXATION OF THE COMPANY

         If and as long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

         Even if the Company qualifies for taxation as a REIT, the Company will be subject to federal income tax, however, as follows:

                  First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

                  Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that such tax exceeds its regular tax.

                  Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

                  Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, but excluding foreclosure property), such income will be subject to a 100% tax.

                  Fifth, if the Company should fail to satisfy certain gross income tests, but has nonetheless maintained its qualification as a REIT because certain other requirements had been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails such tests, multiplied by a fraction intended to reflect the Company's profitability.

                  Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
         (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distributions over the distributed amount.

                  Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service (the "IRS").

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

                                  UNDERWRITING

         Subject to the terms and conditions in the underwriting agreement dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters") severally, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.
                                                                 PRINCIPAL
                                                                   AMOUNT
                  UNDERWRITER                                     OF NOTES
                  -----------                                   -----------
Merrill Lynch, Pierce, Fenner & Smith Incorporated ............ $52,500,000
J.P. Morgan Securities Inc.....................................  11,250,000
NationsBanc Capital Markets, Inc...............................  11,250,000
              Total............................................ $75,000,000


         The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concession may be changed.

         The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes as permitted by applicable laws and regulations, but the Underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

         In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company. NationsBank of Texas, N.A., an affiliate of NationsBanc Capital Markets, Inc., will receive a portion of the proceeds of the offering used to repay outstanding indebtedness of the Company under the Unsecured Credit Facility. See "Use of Proceeds."

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas and for the Underwriters by Goodwin, Procter & Hoar, LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements of Camden Property Trust as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 and for the period from July 29, 1993 to December 31, 1993, the related financial statement schedule and the combined financial statements of Camden Predecessors for the period from January 1, 1993 to July 28, 1993, incorporated in this Prospectus Supplement and the attached Prospectus by reference from the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                              CAMDEN PROPERTY TRUST
                                  $400,000,000
                       DEBT SECURITIES, PREFERRED SHARES,
                      COMMON SHARES AND SECURITIES WARRANTS

         Camden Property Trust (the "Company") may from time to time offer and sell in one or more series (i) its unsecured senior debt securities (the "Debt Securities"); (ii) shares of its preferred shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"); (iii) common shares of beneficial interest, par value $0.01 per share (the "Common Shares"); or (iv) warrants to purchase Common Shares (the "Common Shares Warrants"), warrants to purchase Debt Securities (the "Debt Securities Warrants") and warrants to purchase Preferred Shares (the "Preferred Shares Warrants"), with an aggregate public offering price of up to $400,000,000, on terms to be determined by market conditions at the time of offering. The Common Shares Warrants, the Debt Securities Warrants and the Preferred Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Shares, Common Shares, and Securities Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement").

         With respect to the Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions will be set forth in the applicable Prospectus Supplement. The terms of the Preferred Shares, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Shares will be set forth in the applicable Prospectus Supplement. In the case of the Common Shares, the specific number of shares and issuance price per share will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

         The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                              --------------------

         This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                              ____________________

                 The date of this Prospectus is January 30, 1996

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder with respect to the securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Offered Securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

         (a)      Annual Report on Form 10-K for the year ended December 31,
                  1994;

         (b) Quarterly Report on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

         (c) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A (File No. 1-12110).

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon written or oral request of any person to whom a Prospectus is delivered, including any beneficial owner, the Company will provide, without charge, a copy of the documents which have been incorporated by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) in this Prospectus. Requests for such documents should be directed to G. Steven Dawson, Sr. Vice President Finance and Chief Financial Officer, Camden Property Trust, 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027, telephone number (713) 964-3555.

                                   THE COMPANY

         Camden Property Trust (the "Company") is a self-administered and self-managed real estate investment trust (a "REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). Unless the context otherwise requires, all references herein to the "Company" shall mean Camden Property Trust and its subsidiaries, and "Centeq" shall mean Centeq Investments, Inc. and its predecessors and related affiliates, partnerships and companies. As of December 31, 1995, the Company owned and operated 50 multifamily properties (the "Operating Properties") located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, San Antonio and Tucson. The Operating Properties contained 16,742 apartment units and had an occupancy rate of 93.7% at December 31, 1995. The Company is developing four multifamily properties in Houston, Dallas, Corpus Christi and Phoenix (the "Development Properties") which will, when completed, add 1,688 units to its portfolio, and has five properties on which it intends to begin construction in the next twelve months (the "Future Development Properties") which the Company anticipates will, when completed, add an estimated 1,678 units to its portfolio. Through Apartment Connection, Inc., an affiliate of the Company, the Company engages in apartment marketing in the Houston metropolitan area utilizing a network of 32 independent licensed real estate agents operating in four offices. The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management.

         The Company was formed in 1993 to continue the multifamily property acquisition, development, management and marketing operations and related business objectives and strategies of Centeq (the "Multifamily Operations"). Upon completion of the Company's initial public offering in July 1993 and the concurrent completion of the transactions involved in the formation of the Company ("Formation Transactions"), the Company succeeded to the Multifamily Operations of Centeq and owned and operated 20 of the Operating Properties located in the Houston, Dallas and Austin metropolitan areas containing 7,054 units and owned contracts to purchase two of the Development Properties. The predecessors of Centeq were formed in 1982 by Richard J. Campo, the Company's Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer, to provide real estate services to owners and financial institutions. Centeq was involved in the acquisition, development, management and marketing of approximately 28 multifamily properties containing 8,564 units in certain major Texas and other markets and the development, marketing and management of a number of other types of properties, including office facilities, high-rise condominiums and research facilities. The Company is operated under the direction of Messrs. Campo and Oden and a management team consisting of substantially all of the former personnel of Centeq.

         In April 1994, the Company completed two concurrent offerings (the "Subsequent Offerings"), consisting of a public offering of 3,450,000 Common Shares (including 450,000 Common Shares issued pursuant to the underwriters' over-allotment option) and a public offering of $86,250,000 aggregate principal amount of its 7.33% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures") (including $11,250,000 aggregate principal amount of the Convertible Debentures issued pursuant to the underwriters' over-allotment option). The net proceeds of the Subsequent Offerings of $159 million were used to repay approximately $108 million of floating rate indebtedness, to acquire additional multifamily properties and to fund certain development activities.

         The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1994, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company would fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected.

         To ensure that the Company qualifies as a REIT, transfer of the Common Shares or Preferred Shares is subject to certain restrictions and ownership of the outstanding Shares (as defined in the Company's Declaration of Trust) by any single person is limited to 9.8% of the total number of outstanding Shares, subject to certain exceptions. As provided in the Declaration of Trust of the Company, any purported transfer in violation the above-described ownership limitations shall be void.

         The Common Shares of the Company are listed on the NYSE under the symbol "CPT." On September 14, 1995, the Company declared a regular quarterly distribution ($0.46 per Common Share) for the third quarter of 1995 to all shareholders of record on September 29, 1995, paid on October 17, 1995. On December 14, 1995, the Company declared a regular quarterly distribution ($0.46 per Common Share) for the fourth quarter of 1995, bringing total dividends for the year to $1.84 per Common Share. The fourth quarter distribution was paid on January 17, 1996 to shareholders of record as of December 27, 1995. The Company intends to continue making regular quarterly distributions to its shareholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

         The Company's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is (713) 964-3555.

                                 USE OF PROCEEDS

         Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition and development of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness.

                          DESCRIPTION OF COMMON SHARES

         The Declaration of Trust of the Company provides that the Company may issue up to 110,000,000 shares of beneficial interest of the Company, par value $.01 per share, consisting of 100,000,000 Common Shares and 10,000,000 Preferred Shares. At December 31, 1995, 14,513,526 Common Shares were issued and outstanding and 84,783 Series A Preferred Shares were issued and outstanding.

         The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of the Common Shares Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws.

GENERAL

         Subject to the provisions of the Declaration of Trust regarding Excess Securities (as defined therein), holders of Common Shares are entitled to such dividends, in cash, property or shares of beneficial interest, as may be declared from time to time by the Board of Trust Managers. The Company is prohibited from declaring or paying any dividend when the Company is unable to pay its debts as they become due in the usual course or when the payment of such dividend would result in the Company becoming unable to pay its debts as they become due. Payment and declaration of dividends on the Common Shares and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Shares. See "Description of Preferred Shares." In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share equally and ratably in the assets of the Company remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares or senior debt securities and subject to the provisions of the Declaration of Trust regarding Excess Securities. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trust Managers. There is no cumulative voting in the election of Trust Managers. Upon receipt by the Company of lawful payment therefor, the Common Shares will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in the Declaration of Trust) as necessary to preserve the Company's status as a REIT. A shareholder of the Company has no preemptive rights to subscribe for additional Common Shares or other securities of the Company except as may be granted by the Board of Trust Managers.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.


         Because the Board of Trust Managers believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding Shares. The Trust Managers are not permitted to waive the Ownership Limit. Any transfer of Shares that would; (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; (ii) result in the Shares being owned by fewer than 100 persons; (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) result in the disqualification of the Company as a REIT, shall be null and void, and the intended transferee will acquire no rights in the Shares, except as provided in the Declaration of Trust regarding Excess Securities.

         The Company's Declaration of Trust provides that Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Excess Securities and as such will be deemed to have been transferred to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such Shares may ultimately be transferred without violating the Ownership Limit. While the Excess Securities are held in trust, they will not be entitled to vote, and they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Securities prior to the discovery by the Company that Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The Excess Securities are not treasury shares, but rather constitute a separate class of issued and outstanding Shares of the Company. The original transferee-shareholder may, at any time the Excess Securities are held by the Company in trust, transfer the interest in the trust representing the Excess Securities to any individual whose ownership of the Shares that have been deemed to be Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Shares that were exchanged into Excess Securities. Immediately upon the transfer to the permitted transferee, the Excess Securities will automatically be deemed to be Shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Company.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Securities are held by the Company in trust, to purchase all or any portion of the Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Shares by the original transferee-shareholder and the market price (as determined in the manner set forth in the Declaration of Trust) of the Shares on the date the Company exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or date the Board of Trust Managers determines that a violative transfer has been made.


         All certificates representing the Common Shares will bear a legend referring to the restrictions described above.

         Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Trust Managers deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Trust Managers and the shareholders determine that maintenance of REIT status is no longer in the best interest of the Company.

         American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the Common Shares.

                         DESCRIPTION OF PREFERRED SHARES

         The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and the Board of Trust Managers' resolution or resolutions relating to each series of the Preferred Shares which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Shares.

GENERAL

         The Company is authorized to issue 10,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 84,783 Series A Preferred Shares were outstanding at December 31, 1995.

         Under the Company's Declaration of Trust, the Board of Trust Managers, without further shareholder approval, may from time to time establish and issue Preferred Shares in one or more series with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

         The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Shares and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Shares will be issued;
(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion right; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Declaration of Trust or the Texas REIT Act. The Preferred Shares will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

RANK

         Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

DIVIDENDS

         Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trust Managers of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trust Managers of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Shares.

         Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Shares for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

         So long as any series of the Preferred Shares shall be outstanding, unless (i) full dividends (including if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding Preferred Shares of such series and all other classes and series of Preferred Shares of the Company (other than Junior Shares, as defined below); and (ii) the repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Shares of such series or any other Preferred Shares of the Company of any class or series (other than Junior Shares), the Company may not declare any dividends on any Common Shares of the Company or any other shares of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Shares (the Common Shares and any such other shares being herein referred to as "Junior Shares"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any Junior Shares or make any distribution in respect thereof, whether in cash or property or in obligations or shares of the Company, other than Junior Shares which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Shares.

         Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

         A series of Preferred Shares may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Shares redeemed by the Company will be restored to the status of authorized but unissued Preferred Shares of the Company.

         The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         So long as any dividends on shares of any series of the Preferred Shares or any other series of Preferred Shares of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Shares are in arrears, no shares of any such series of the Preferred Shares or such other series of Preferred Shares of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

         In the event that fewer than all of the outstanding shares of a series of the Preferred Shares are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the Preferred Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Shares, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of Junior Shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Shares, or except as required by applicable law, holders of the Preferred Shares will not be entitled to vote for any purpose.

         So long as any series of Preferred Shares remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Shares together with any Other Preferred Shares (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary
(i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Shares of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Shares of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Shares. In case any series of the Preferred Shares would be so affected by any such action referred to in clause
(ii) above in a different manner than one or more series of the Other Preferred Shares which will be similarly affected, the holders of the Preferred Shares of such series, together with any series of the Other Preferred Shares which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Shares and the Other Preferred Shares, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

         With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any other series of Preferred Shares of the Company ranking on a parity with such series of the Preferred Shares as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Shares") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Shares. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Other Preferred Shares, it is possible that the holders of such shares of Other Preferred Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

RESTRICTIONS ON OWNERSHIP

         See "Description of Common Shares--Restrictions on Ownership" for a discussion of the restrictions on shares of beneficial interest ownership necessary for the Company to qualify as a REIT under the Code.

TRANSFER AGENT AND REGISTRAR

         Unless otherwise indicated in a Prospectus Supplement relating thereto, American Stock Transfer & Trust Company will be the transfer agent and registrar for shares of each series of the Preferred Shares.

                       DESCRIPTION OF SECURITIES WARRANTS

         The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

         If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

         In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

         Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

         Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities

Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

         The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

         Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

         No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

         In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Indenture"), between the Company and a trustee to be selected by the Company (the "Trustee"). A form of the Indenture executed by the Company will be filed as an exhibit to an amendment to the Registration Statement of which this Prospectus is a part or to a Current Report on Form 8-K incorporated by reference into the Registration Statement of which this Prospectus is a part. The Indenture will be subject to, and governed by, the

Trust Indenture Act of 1939, as amended (the "TIA"). The description of the Indenture set forth below assumes that the Company has entered into the Indenture. The Company will execute the applicable Indenture when and if the Company issues Debt Securities. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

         The Debt Securities will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trust Managers of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

         The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 609). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 610), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

         Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         1.       the title of such Debt Securities;

         2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         3. the date or dates, or the method for determining such date or dates, on which the principal (and premium or Make-Whole Amount, if any) of such Debt Securities will be payable;

         4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         6. the place or places where the principal of (and premium or Make-Whole Amount, if any) and interest (including all Additional Amounts), if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

         7. the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

         8. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         9. the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares, Preferred Shares or Debt Securities of another series, or the method by which any such portion shall be determined;

         10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         11. whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest and Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

         13. whether such Debt Securities will be issued in certificated or book-entry form;

         14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

         16. if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

         17. the terms, if any, upon which Debt Securities may be convertible into Common Shares, Preferred Shares or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

         18. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares, Preferred Shares or other capital shares of the Company into which such Debt Securities are convertible;

         19. whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

         20. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

         If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Except as set forth below under "Certain Covenants-Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest or Additional Amounts, if any on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

         Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

         The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation or, the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

         EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

         MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1005).

         INSURANCE. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage in accordance with industry practices and with insurers of recognized responsibility and of suitable financial stability (Section 1006).

         PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

         PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1008).

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to a series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amount payable on any Debt Security of such series when due and payable; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any) any Debt Security of such series when due and payable; (c) default in the performance, or breach, of any covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities other than such series), which continues for 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property (Section 501).

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium and Make-Whole Amount, if any) and interest on and any Additional Amounts and any other amounts that may be payable in respect of the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium and Make-Whole Amount, if any) or interest on and any Additional Amounts payable in respect of any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

         The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section
601).

         The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

         Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

         Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009).

MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security;
(b) reduce the principal amount of, or the rate or amount of interest on or Additional Amounts payable in respect thereof, or any premium on redemption of, any such Debt Security, or change any obligation of the Company to pay Additional Amounts (except as provided in the Indenture), or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

         The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 1011).

         Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interest of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

         The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

         Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

         The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Section 1004 to 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

         "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

         In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Company's capital shares.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred distributions for the nine months ended September 30, 1995 and each of the last five fiscal years for the Company (including its predecessors in interest) are presented below. The ratio of earnings to fixed charges for the Company is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred distributions is computed by dividing earnings by the sum of fixed charges and preferred shares dividend requirements.

         For purposes of computing these ratios, "earnings" have been calculated by adding fixed charges to income from operations before income taxes. "Fixed charges" consist of interest costs, the interest component of capitalized lease obligations, a portion of rental expense, other than on capitalized leases, estimated to represent the interest factor in such rental expense and the amortization of debt discounts and issue costs.

                                    CAMDEN PROPERTY TRUST                             CAMDEN PREDECESSORS

                         Nine Months
                            Ended         Year Ended       July 29 to      January 1
                        September 30,    December 31,     December 31,    to July 28,     YEARS ENDED DECEMBER 31,
                            1995             1994             1993           1993        1992       1991       1990
                            ----             ----             ----           ----        ----       ----       ----
Ratio of earnings
to fixed charges            1.37x            1.60x            3.27x          1.10x       0.88x       0.48x     0.19x

Dollar amount of
coverage
deficiency (in
thousands)                   --               --                 --            --      $( 778)    $(1,917)   $(1,764)

Ratio of earnings
to combined fixed
charges and
preferred share
dividends (a)               1.36x            1.60x

--------------------
(a) The ratio of earnings to combined fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges for fiscal years prior to 1994 as the Company had no preferred share dividends prior to 1994.

                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

         Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the Offered Securities will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Camden Property Trust as of December 31, 1994 and 1993 and for the year ended December 31, 1994 and for the period from July 29, 1993 to December 31, 1993, the related financial statement schedules and the combined financial statements of Camden Predecessors for the period from January 1, 1993 to July 28, 1993 and for the year ended December 31, 1992, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, BY ANYONE IN ANY STATE IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
             PROSPECTUS SUPPLEMENT
Prospectus Summary......................    S-3
The Company.............................    S-5
Use of Proceeds.........................    S-6
Capitalization..........................    S-7
Description of Notes....................    S-8
Certain Federal Income Tax
  Considerations........................   S-14
Underwriting............................   S-16
Legal Matters...........................   S-16
Experts.................................   S-16
                  PROSPECTUS
Available Information...................      2
Incorporation of Certain Documents by
  Reference.............................      2
The Company.............................      3
Use of Proceeds.........................      4
Description of Common Shares............      4
Description of Preferred Shares.........      6
Description of Securities Warrants......      9
Description of Debt Securities..........     11
Ratio of Earnings to Fixed Charges......     21
Plan of Distribution....................     22
Legal Matters...........................     23
Experts.................................     23

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                                     CAMDEN
                                    PROPERTY
                                      TRUST
                                      LOGO

                                   $75,000,000
                         7% NOTES DUE NOVEMBER 15, 2006

                           --------------------------
                              PROSPECTUS SUPPLEMENT
                           --------------------------

                               MERRILL LYNCH & CO.
                               J. P. MORGAN & CO.
                        NATIONSBANC CAPITAL MARKETS, INC.

                                NOVEMBER 14, 1996

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